NEWS release
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[LOGO] American Re
       American Re Plaza 555 College Road East
       Princeton, NJ 08543-5241

For Immediate Release                            Contacts: James R. Fisher
December 11, 1996                                          (609) 243-4602

                                                           Thomas H. Walker, Jr.
                                                           (609) 243-4679

               AMERICAN RE CORPORATION TO REDEEM $450 MILLION OF
           10-7/8% SENIOR SUBORDINATED DEBENTURES IN SEPTEMBER, 1997

Princeton, NJ -- American Re Corporation today announced plans to defease its existing issue of 10-7/8% Senior Subordinated Debentures due 2004 (the "Debentures"). The Company plans to redeem all then outstanding Debentures (currently $450 million in principal amount) on or about September 20, 1997, at 104.75% of par, plus accrued interest to the date of redemption, in accordance with the terms of the Indenture under which the Debentures are issued (the "Indenture").

Funds for the redemption will be raised through a private offering of $500 million of the Company's Senior Notes due 2026 (the "Senior Notes"). The Company expects to complete the offering of Senior Notes by December 31, 1996, and to simultaneously deposit with the trustee under the Indenture an amount of the net proceeds from the offering that, when invested in U.S. Government Obligations as provided in the Indenture, will provide the trustee with funds sufficient to complete the redemption of the Debentures in September 1997 and to make all interest payments that will become due on the Debentures through the date of redemption.

The Senior Notes will not be registered under the federal Securities Act of 1933 or registered or qualified under the securities laws of the various states and may not be offered or sold in the United States absent such registration or qualification or an applicable exemption therefrom. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Senior Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration, qualification or applicable exemption therefrom under the securities laws of any such state.

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